As Filed with the Securities and Exchange Commission on August 31, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PROVIDENCE SERVICE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	86-0845127
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5524 East Fourth Street, Tucson, Arizona	85711
(Address of Principal Executive Offices)	(Zip Code)

Providence Service Corporation Deferred Compensation Plan

(Full title of the Plan)

Fletcher J. McCusker

Chief Executive Officer

5524 East Fourth Street, Tucson, Arizona 85711

(Name and address of agent for service)

(520) 747-6600

(Telephone number, including area code, of agent for service)

Copy to:

Ethan Seer, Esquire

Blank Rome LLP

405 Lexington Avenue

New York, New York 10174

Telephone: (212) 885-5000

Facsimile: (212) 885-5001

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Deferred Compensation Obligations	$1,000,000	(1)(2)	n/a	$1,000,000	(2)	$30.70

(1)	The Deferred Compensation Obligations being registered are unsecured obligations of The Providence Service Corporation to pay deferred compensation in the future in accordance with the terms of The Providence Service Corporation Deferred Compensation Plan. The filing of this Registration Statement shall not be construed as an admission by The Providence Service Corporation that (a) the Deferred Compensation Obligations are securities under the Securities Act of 1933, as amended, (the “Securities Act”) or (b) that they are required to be registered under the Securities Act.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The Providence Service Corporation (the “Company”) is filing this registration statement on Form S-8 (the “Registration Statement”) in connection with registering the Company’s deferred compensation obligation to pay deferred compensation in the future in accordance with the terms of The Providence Service Corporation Deferred Compensation Plan (the “Plan”).

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. Such documents are not being filed with the SEC, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each participant in the Plan, upon the written or oral request of such person, a copy of any or all of the documents (i) incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference into the prospectus for the Plan, and (ii) any other documents required to be delivered pursuant to Rule 428(b) promulgated by the SEC under the Securities Act. Requests should be directed to Fred Furman, Esq., General Counsel, The Providence Service Corporation, 5524 E. Fourth Street, Tucson, Arizona 85711, telephone (520) 747-6600.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, as filed by the Company with the SEC, are incorporated by reference in this Registration Statement:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2006;

•	the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007 and March 31, 2007;

•	the Company’s Current Reports on Form 8-K filed with the SEC on August 17, 2007, August 7, 2007, May 30, 2007, March 28, 2007 and February 6, 2007 (other than Items 2.02 and 7.01); and

•

the description of the Company’s common stock contained in its Registration Statement on Form 8-A, File No. 000-50364, filed with the SEC on August 13, 2003 together with any amendment or report filed by the Company with the SEC for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the effective date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement (other than reports furnished pursuant to Items 2.02 and 7.01 of Form 8-K) and to be part of this Registration Statement from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

All information appearing in this Registration Statement is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.	Description of Securities.

Under the Plan, the Company will provide eligible employees and independent contractors of the Company or a participating Employer (as defined in the Plan) the opportunity to enter into agreements for the deferral of all or a portion of their base salary, service bonus, performance-based compensation earned in a period of 12 months or more, commissions and, in the case of independent contractors, compensation reportable on a Form 1099. The obligations of the Company under the Plan (the “Obligations”) will be unsecured general obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured creditors of the Company from time to time outstanding. Therefore, the Obligations are subject to the risks of the Company’s insolvency. As of June 30, 2007, the Company has $7.4 million of senior debt outstanding. The Company has the ability to establish a grantor trust for purposes of assisting the Company in meeting its obligations under the Plan. The assets are subject to the claims of the Company’s creditors in the event of insolvency.

The amount of compensation to be deferred by each participant will be credited to the participant’s deferral account (“Deferral Account”) and the value of the Obligation owed to a participant will be determined in accordance with the Plan based on elections by the participant. The Obligations will be valued on each day securities are traded on a national stock exchange based upon the performance of the investment alternative(s) individually chosen by each participant from the list of investment alternatives available under the Plan from time to time, (the “Investment Alternative(s)”). Each participant’s Deferral Account will be adjusted to reflect the investment experience of the selected Investment Alternative(s), plus cash and accrued earnings, less accrued expenses and proper charges against the Investment Alternative(s). Upon distribution, the Obligations will be payable in cash. Each Obligation will be payable during employment or upon the terms of the Plan.

The Company or a participating Employer may make credits to a participant’s Deferral Account.

No participant, beneficiary or heir shall have the right to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise convey the right to receive any payment under the Plan other than the transfer of the right to receive payment to a former spouse incident to a divorce by order of a court.

Generally, distributions are made upon certain qualifying distribution events, as set forth in the Plan, such as separation from service, disability, death, in-service or education distributions, a change of control event or an unforeseeable emergency. Distributions will be made in the manner (i.e. installment payments or lump sum payment) elected by the participant and will begin as soon as practicable after the distribution date elected for the qualifying distribution event, but no later than 60 days after the date of the qualifying distribution event. A payment may be further delayed to the extent permitted in accordance with regulations and guidance under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the rulings and regulations thereunder. If a participant’s vested balance in the Deferral Account does not exceed $15,000 it will be paid out in a lump sum regardless of the participant’s election. In such an event, the payment will be made on or before the later of (a) December 31 of the calendar year in which the qualifying distribution event occurs, or (b) the date that is two and a half months after the qualifying distribution event occurs. Additionally, the Company or participating Employer may distribute a participant’s vested balance in the Deferral Account at any time if the balance does not exceed the limit in Section 402(g)(1)(B) of the Code and results in the termination of the participant’s entire interest in the Plan as provided under Section 409A of the Code.

The Company reserves the right to amend the Plan at any time, except that no amendment shall reduce a participant’s vested Deferral Account as of the date of such amendment. The Company reserves the right to terminate the Plan at any time. In the event of such termination, the Company shall pay the participant the value equal to the participant’s vested Deferral Account within 24 months of the termination date, except that in the case of termination following a Change of Control Event (as defined in the Plan), the Company shall make the payment within 12 months of the termination date.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

(1)	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or

(4)	for any transaction from which the director derived an improper personal benefit.

The Company’s second amended and restated certificate of incorporation provides that it shall, to the fullest extent permitted by Delaware General Corporation Law, indemnify all persons whom it may indemnify under Delaware law and contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

The Company’s second amended and restated certificate of incorporation further provides that:

•	it is required to indemnify its directors and officers, subject to very limited exceptions;

•	it may indemnify other persons, subject to very limited exceptions; and

•	it is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding, subject to very limited exceptions.

The Company has an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.

The indemnification provisions contained in the Company’s second amended and restated certificate of incorporation may be sufficiently broad to permit indemnification of the Company’s directors and officers for liabilities arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5	Opinion of Blank Rome LLP.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Blank Rome LLP (included in Exhibit 5).

24	Power of Attorney (included on signature page of this registration statement).

99.1	Providence Service Corporation Deferred Compensation Plan.

99.2	Adoption Agreement related to the Providence Service Corporation Deferred Compensation Plan.

Item 9.	Undertakings.

(a) The undersigned registrant, hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant or the Plan pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on August 31, 2007.

THE PROVIDENCE SERVICE CORPORATION

By:	/s/ Fletcher Jay McCusker
Fletcher Jay McCusker
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Fletcher Jay McCusker and Michael N. Deitch, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE(S)	DATE
/s/ Fletcher Jay McCusker	Chairman of the Board, Chief Executive Officer (Principal Executive Officer)	August 31, 2007
Fletcher Jay McCusker

/s/ Steven I. Geringer	Director	August 31, 2007
Steven I. Geringer

/s/ Hunter Hurst, III	Director	August 31, 2007
Hunter Hurst, III

/s/ Kristi L. Meints	Director	August 31, 2007
Kristi L. Meints

/s/ Warren Rustand	Director	August 31, 2007
Warren Rustand

	Director	August 31, 2007
Richard Singleton

/s/ Michael N. Deitch	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	August 31, 2007
Michael N. Deitch

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
5	Opinion of Blank Rome LLP.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Blank Rome LLP (included in Exhibit 5).

24	Power of Attorney (included on signature page of this registration statement).

99.1	Providence Service Corporation Deferred Compensation Plan.

99.2	Adoption Agreement related to the Providence Service Corporation Deferred Compensation Plan.